Ally Financial Inc.

Certificate of Amendment of

Amended and Restated Certificate of Incorporation

Ally Financial Inc., a corporation organized and existing under the laws of the State of Delaware (“Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST, the name of the Corporation is Ally Financial Inc.

SECOND, the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 25, 2011.

THIRD, this Certificate of Amendment, which was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, amends Section A.1. of Article IV of the Amended and Restated Certificate of Incorporation so that, as amended, it reads as follows:

“A. The Corporation is authorized to issue 397,030,143 shares of capital stock, of which:

1.	2,238,051 shares are shares of common stock, $0.01 par value per share (“Common Stock”); and”

FOURTH, this amendment is effective as of November 19, 2013.

The Corporation has caused this certificate of amendment to be executed by its duly authorized officer this 18th day of November, 2013.

Ally Financial Inc.

By: /s/ Cathy L. Quenneville

Name: Cathy L. Quenneville

Title: Secretary